Exhibit 21

Name	State of Incorp.	Date of Incorp.	Status
Casino USA, Inc.	California	9-19-30	ACTIVE

Smart & Final Inc.	Delaware	7-2-91	ACTIVE

Smart & Final Oregon, Inc.	Oregon	5-7-98	ACTIVE

Smart & Final Stores Corporation	California	10-23-90	ACTIVE

Smart & Final de Mexico	Mexico	3-11-93	ACTIVE

Smart & Final del Noroeste	Mexico	8-13-93	ACTIVE

Casino Frozen Foods, Inc.	California	10-29-90	ACTIVE

American Foodservice Distributors, Inc.	California	10-1-90	ACTIVE

Port Stockton Food Dist., Inc.	California	5-8-62	ACTIVE

AmeriFoods Trading Company	Florida	7-10-95	ACTIVE

H L Holding Corporation	Nevada	12-23-97	ACTIVE